EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED

EXCLUSIVE RESELLER AGREEMENT

This EXCLUSIVE RESELLER AGREEMENT (this “Agreement”) is made and entered into as of June 12, 2006 (the “Effective Date”) by and between Insignia Systems, Inc., a Minnesota corporation (the “Company”), with its principal place of business at 6470 Sycamore Court North, Maple Grove, Minnesota 55369, and Valassis Sales & Marketing Services, Inc., a Delaware corporation (the “Reseller”), with its principal place of business at 19975 Victor Parkway, Livonia, MI 48152.

RECITALS

The Company develops, manufactures and distributes certain products and services which may be sold through the Reseller channel to grocery and drug retailers. The Reseller is experienced and intends to be engaged in the business of distributing the kinds of products and services sold by the Company to customers and providing them additional or complementary services or products and integrated solutions. The parties desire to set forth the terms and conditions under which the Reseller will acquire from the Company and distribute to Customers the Products in the Territory and provide to Customers the Services (as such terms are defined below).

AGREEMENT

In consideration of the foregoing and the agreements contained herein, the parties agree as follows:

1.            Definitions. For purposes of this Agreement, the terms below shall have the meanings set forth below:

(a)          “Confidential Information” of a party shall mean any information disclosed by that party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is reduced to writing by the disclosing party within a reasonable time (not to exceed 30 days) after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party.

(b)          “Customer” shall mean any customer who purchases a Product or the Services from Reseller or the Company.

(c)          “Customer Program” shall mean Products or Services sold to a Customer.

(d)          “Product” shall mean the Company’s POPSigns for display at grocery and drug retailers, as more particularly described in Exhibit A attached hereto.

(e)          “Proprietary Rights” shall mean all rights in the Products and Services and the Company’s Confidential Information, including, but not limited to, patents, copyrights, trademarks, service marks, tradenames, know-how and trade secrets, irrespective of whether such rights arise under U.S. or international intellectual property, unfair competition or trade secret laws.

(f)           “Reseller Products” shall mean products and services of the Reseller marketed to Customers.

(g)          “Services” shall mean the services provided by the Company to the Reseller, as more particularly described in Exhibit A attached hereto, which Reseller shall have the right to resell to Customers.

(h) “Territory” shall mean North America.
2.	Distribution Rights.

(a)          Grant. Subject to the terms, conditions, and restrictions of this Agreement, and conditioned on the Reseller’s timely payment of all amounts payable hereunder (other than those amounts being contested in good faith), the Company hereby grants to the Reseller an exclusive license in the Territory to (i) market, offer to sell and sell Products or Services to Customers in the Territory, separately or integrated with Reseller Products, and to (ii) use, perform or display the Products or Services to provide the Products, Services or Reseller Products to Customers pursuant to this Agreement. Further, the Company shall work with the Reseller to provide modifications to the Products and Services as necessary or desirable to provide integrated solutions as requested by the Reseller and determined to be appropriate in the Company’s reasonable discretion.

(b)          Limitation. Except for the limited rights granted to the Reseller under Section 2(a), the Company reserves all Proprietary Rights in the Products and Services. The Reseller shall not (i) modify the Products or Services, (ii) sell the Services or the Products to third parties who are not Customers listed on Exhibits B1 and B2, or, without the Company’s consent, to Customers identified on Exhibit B3, (iii) market, offer to sell or sell the Products or Services outside the Territory or (iv) infringe upon, or use, any of the Proprietary Rights except as specifically permitted under the terms and conditions of this Agreement.

3.	Company Responsibilities.

(a)          Production, Distribution and Execution. From time to time, if requested by the Reseller, the Company shall provide to the Reseller samples of the Product prior to printing a program order. The Company shall make such modifications reasonably requested by the Reseller consistent with the applicable Customer Program. The Company shall produce all Products using materials and processes of highest quality consistent with industry practice to produce Products at least in conformance with the Company’s historical standards. The Company timely shall distribute the Products directly to grocery and drug retailers as required by the applicable Customer Program, and shall ship using its standard packing and containers and in conformance with its standard shipping procedures. The Company is responsible to investigate and agrees to satisfy all import formalities pertaining to shipment of units of the Product to destinations outside the United States. The Company shall ensure that all Customer Programs are carried out in a timely, professional and accurate manner and according to Customer specifications. The Company shall be responsible for removal of any Products after the end run of the applicable Customer Programs in conformance with the Company’s standards.

(b)          Training. From time to time, the Company agrees to train the technical and/or sales personnel designated by the Reseller for training provided by the Company on the Products and Services. The Company will provide the Reseller with such training free of charge at the Reseller’s Michigan office. The scope and amount of training time will be reasonable and appropriate in the Company’s judgment. The Company shall be responsible for all travel and living expenses for its personnel sent to the Reseller to conduct training.

(c)	Insurance.

(i)           Format; Time. Each party hereto shall provide the other with Certificates of Insurance for insurance coverages as further described in this Section 3(c), and endorsements affecting such coverages required by this Agreement, within 20 calendar days after the execution of the Agreement. All Certificates of Insurance and endorsements shall be signed by a person authorized by each party’s respective licensed insurance agent. All required aggregate limits shall be disclosed and amounts entered on the Certificates of Insurance, and shall be maintained without interruption during the term of the Agreement and for at least three years following termination or expiration of the Agreement.

(ii)          Certificate of Insurance Information and Instructions. All Certificates of Insurance shall be sent to the other party at the appropriate address set forth in Section 12(f). All Certificates of Insurance shall be completed by each party’s respective insurance agent and shall include the following information:

1.	Insurance agent’s name, complete address, phone and fax numbers.
2.	The Company’s name, complete address, phone and fax numbers.
3.	Commercial General Liability.
•	Policy number
•	Policy effective date
•	Policy expiration date
•	General aggregate ($2,000,000)
•	Each occurrence ($1,000,000)
•	Products-completed operations aggregate ($2,000,000)
•	Personal and advertising injury ($1,000,000)
•	Fire Damage ($50,000)
•	Medical Expenses ($5,000)
4.	Certify Worker’s Compensation and Employer’s Liability.

5.	Certificate Holder and named insured statement:

“Valassis Communications, Inc.

19975 Victor Parkway

Livonia, MI 48152”

(iii)         Best Key Rating. Each party’s insurance carrier shall maintain during the time period that each party is required to comply with this Section 3(c) a Best Key Rating of A-VIII or higher, which shall be fully disclosed to the other party if not entered on the Certificate of Insurance.

(iv)         Additional Insured; Endorsement; Cancellation; Failure to Maintain Coverage. Each party, its officers, directors and employees shall be expressly covered on the other party’s insurance policies as additional insureds, except on worker’s compensation and professional liability insurance coverage. With respect to each party, its officers, directors and employees, the other party’s insurance policies shall be primary. Each party’s general liability insurance policy shall be endorsed to recognize specifically that party’s contractual obligation of additional insured to the other party and shall note that the other party shall be given 15 calendar days advance written notice by regular mail for nonpayment and 45 calendar days advance written notice by regular mail for any other reason, including without limitation, any insurance policy changes, cancellations, or any erosion of insurance limits. If either party fails to maintain any of the insurance coverages required herein, the other party may suspend performance under this Agreement, declare the other party in material breach of the Agreement, or may purchase replacement insurance or pay insurance premiums due on existing policies. That party may collect any replacement insurance costs or premium payments made from the other party or deduct the amount paid from any sums due under the Agreement.

(v)          Aggregate Limits; Deductibles. If aggregate limits are imposed on bodily injury and property damage, then the amount of such limits shall not be less than $2,000,000. All deductibles and self-insured retentions shall be fully disclosed in the Certificates of Insurance and may not exceed $10,000 without the express written permission of the other party.

(vi)         Commercial General Liability. The Company and the Reseller shall each maintain limits of no less than $1,000,000 combined single limit per occurrence for bodily injury (including death), personal injury and property damage. Commercial general liability coverage shall be on a “per occurrence” basis only, not “claims made,” and be provided either on a Commercial General Liability or a Broad Form Comprehensive General Liability (including a Broad Form CGL endorsement) insurance form.

(vii)       Professional Liability. The Company and the Reseller shall each maintain limits of no less than $1,000,000 in the aggregate for professional liability. Any retroactive date must coincide with or predate the Effective Date and may not be advanced without the prior written consent of the other party.

(viii)      Worker’s Compensation and Employer’s Liability. The Company and the Reseller shall each obtain and maintain pursuant to Section 3(c)(i) hereof, a work certificate and/or a certificate issued by an issuer qualified to underwrite workers’ compensation and employer’s liability insurance, regardless of whether the Company or the Reseller has any employees, and regardless of whether the insurer has determined that the Company or the Reseller is exempt from the provisions of the workers’ compensation statutes.

(ix)         Cost; Damages. The Company and the Reseller shall each pay all associated costs for the specified insurance, respectively. The Company is required to remedy all injuries to persons and damage or loss to any property of the Reseller, Customers or grocery or drug retailers, their employees and consumers caused in whole or in part by the Company, its subcontractors or anyone employed, directed or supervised by the Company. The Reseller is required to remedy all injuries to persons and damage or loss to any property of the Reseller, Customers or grocery or drug retailers, their employees and consumers caused in whole or in part by the Reseller, its subcontractors or anyone employed, directed or supervised by the Reseller so long as the Company is not deemed a subcontractor for this purpose.

(x)          Insurance Submittal Address. All Certificates of Insurance shall be sent to the address of the Reseller set forth in Section 12(f) hereof.

4.	Prices and Payment.

(a)          Price. Products and Services shall be provided by the Company to the Reseller at the prices set forth on Exhibits A and B hereto. All prices for Products and Services are inclusive of customs duties, freight, insurance and other shipping expenses, and any and all costs in connection with processing orders for and execution of the Customer Programs. The Company shall submit invoices to the Reseller for the Products and Services within 30 days after the applicable Customer Program runs.

(b)          Payment Terms. The Reseller shall remit to the Company payment for all amounts due within 30 days of the date of receipt of the Company invoice to the Reseller. All payments shall be in U.S. Dollars.

(c)          Company Payments. The Company shall calculate all amounts due to the Reseller for Joint Sales on a monthly basis, and remit payment to Reseller, along with an accounting of the amount due, within 30 days after the end of each month. All payments shall be made in U.S. Dollars.

(d)          Order Fulfillment. The Company shall use best efforts to fulfill and ship all orders on the schedule desired by the Reseller and/or the Customer.

(e)          Taxes. All Products and Services fees are inclusive of any export, withholding, federal, state and local taxes, duties, excises or services taxes (including any universal service assessment). The Company shall bear all such taxes in respect of its performance under this Agreement.

(f)	Recordkeeping; Audit Rights.

(i)           Record Keeping. Each of the Company and the Reseller shall keep accurate and complete records relating to the Products and sales of fixed rate and joint sales Services to Customers in the Territory and to such party’s performance of its obligations under this Agreement.

(ii)          Examination. From time to time during the term of this Agreement, and for a period of two years thereafter, the Company will permit and fully cooperate with agents of the Reseller to examine the portion of the Company’s books and records that relate to the Company’s activities under this Agreement. The Company will be given reasonable notice and such examination will take place during such party’s normal business hours.

(iii)	Dispute.
1.

If any mutual mistakes, including without limitation, any erroneous mathematical calculations, are made in any invoices or payments thereon, the Company and the Reseller shall promptly correct said mistakes and make any payment required to produce an accurate payment. If any party believes a mistake has been made in prior invoices under this Agreement, such party (the “Requesting Party”) shall present a detailed accounting in writing, together with supporting documentation of all fees required by this Section 4 within 45 days after the detection of such error. If a party disputes the Requesting Party’s accounting, the disputing party shall provide written notice (the “Dispute Notice”) to the Requesting Party of such dispute (the “Dispute”) together with all necessary detail and supporting documentation within 15 days of receipt of the proposed accounting. All Disputes shall be resolved by the parties in good faith.

2.

In the event that the Company and the Reseller are unable to resolve any Dispute within 10 days following delivery of the Dispute Notice, the Company and the Reseller shall together designate a third-party accounting firm (the “Mediating Accountants”) to act as mediator with respect to any such Dispute. In the event that the Company and the Reseller are unable to agree as to the identity of such Mediating Accountants, each of the Company and the Reseller shall identify a third-party accounting firm, and the two accounting firms so designated shall themselves identify the Mediating Accountants.

3.

In the event of a Dispute, as aforesaid, the Mediating Accountants shall be instructed to review the accounting required by subsection (1) above, meet with the Company and the Reseller to review the extent of any Dispute, and resolve any such Disputes as promptly as possible. The determination of the Mediating Accountants shall be final and binding upon the Company and the Reseller. The costs of the Mediating Accountants shall be borne equally by the Company and the Reseller.

5.	Company Performance.

(a)          Reimbursement. In the event the Reseller, with the Company’s written consent which cannot be unreasonably withheld or delayed, offers a discount, rebate or refund to a Customer in respect of the Company’s failure to duly perform under this Agreement (by way of example and without limitation, in respect of failure to ship the Products in accordance with the applicable schedule, inaccurate printing on the Product, delivery of poor quality Product, inferior execution of the applicable program or lost, damaged or destroyed Product whether before or after delivery to the grocery or drug retailer), the Company shall promptly reimburse the Reseller for such discount, rebate or refund. The amount, type or timing of any such discount, rebate or refund to a Customer shall be in a manner mutually agreeable to the Company and the Reseller.

(b)          Performance Audit. From time to time during the term of this Agreement, the Company will permit and fully cooperate with agents of the Reseller to audit the Company’s execution of the Customer Programs and other activities under this Agreement in a manner mutually agreeable to the Company and the Reseller.

6.	Ownership.

(a)          Acknowledgement. The Company and the Reseller acknowledge and agree that the Company owns all of the Proprietary Rights. The use by the Reseller of the Proprietary Rights is authorized only for the purposes herein set forth and, except as otherwise set forth herein, upon termination of this Agreement for any reason, such authorization will cease.

(b)          Use of Company Trademarks. During the term of this Agreement, subject to obtaining approval under Section 7(f), the Reseller may advertise that the Company is partner of the Reseller in respect of the combined Product/Services/Reseller Product solution, and advertise the Products and Services under the trademarks, marks, and trade names that the Company may adopt from time to time (the “Company Trademarks”), and the Reseller may co-brand the Products, Services and Reseller Products as mutually agreed by the parties in advance. The Company shall provide the Reseller the Company Trademarks on disk or camera-ready art for production. Nothing herein will grant to the Reseller any right, title or interest in the Company Trademarks. The Reseller will follow the reasonable trademark usage guidelines communicated in writing by the Company, will provide examples of its usage of Company Trademarks upon request by the Company, and will, as promptly as reasonably practicable, correct any deviations from such guidelines upon notification by the Company of such deviations.

(c)          Use of Reseller Trademarks. During the term of this Agreement, subject to obtaining approval under Section 7(f), the Company may advertise that Reseller is a partner of the Company in respect of the combined Product/Services/Reseller Product solution, and may use certain trademarks, marks and tradenames that Reseller may adopt from time to time (the “Reseller Trademarks”) on the Products distributed under this Agreement, in each case upon prior written consent of the Reseller and provided that the Company submits all media to the Reseller with reasonable time for review and approval prior to use. Reseller shall provide the Company the Reseller Trademarks on disk or camera-ready art for production. Nothing herein will grant to the Company any right, title or interest in the Reseller Trademarks. The Company will follow the reasonable trademark usage guidelines communicated in writing by the Reseller, will provide its usage of Reseller Trademarks upon request by the Reseller, and will, as promptly as reasonably practicable, correct any deviations from such guidelines upon notification by the Reseller of such deviations.

(d)	Use of Trade Names; Cessation of Use.

(i)           The Reseller may use the Company’s product names in the Reseller’s advertising and promotional media provided (1) that the Reseller conspicuously indicates in all such media that such names are trademarks of the Company and (2) that the Reseller submits all such media to the Company prior to use and satisfies the requirements set forth in Section 6(b) above. Except as otherwise provided in this Agreement, upon termination of this Agreement for any reason, the Reseller will immediately cease all use of Products’ and Services’ names and the Company Trademarks and, at the Reseller’s election, destroy (and certify to the Company in writing the destruction thereof) or deliver to the Company all materials in the Reseller’s control or possession which bear such names and trademarks, including any sales literature.

(ii)          Except as otherwise provided in this Agreement, upon termination of this Agreement for any reason, the Company will immediately cease all use of Reseller Trademarks and, at the Company’s election, destroy (and certify to the Reseller in writing the destruction thereof) or deliver to the Reseller all materials in the Company’s control or possession which bear such trademarks, including any sales literature.

(e)          Covenant. At no time during or after the term of this Agreement will either party challenge or assist others to challenge the trademarks owned by the other party or the registration thereof or attempt to register any trademarks, marks or tradenames confusing similar to those owned by the other party. Neither party will challenge any intellectual property rights claimed by the other party in such party’s trademarks.

7.	Confidentiality; Non-Solicitation.

(a)          Nondisclosure. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as set forth herein, and shall use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s Confidential Information.

(b)          Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which the receiving party can prove:

(i)           was in the public domain at the time it was disclosed or has entered the public domain through no fault of the receiving party;

(ii)          was known to the receiving party, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure;

(iii)        is disclosed with the prior written approval of the disclosing party;

(iv)         was independently developed by the receiving party without any use of the Confidential Information, as demonstrated by files created at the time of such independent development;

(v)          becomes known to the receiving party, without restriction, from a source other than the disclosing party without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party’s rights; or

(vi)         is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure.

(c)          Return of Confidential Information. Upon expiration or termination of this Agreement, each party, at its election, shall destroy (and certify to the other party in writing of the destruction thereof) or return to the disclosing party all Confidential Information received from the other party.

(d)          Confidentiality of Agreement. Each party agrees that the existence and terms and conditions of this Agreement shall be treated as Confidential Information and shall not be disclosed to any third party; provided, however, that each party may disclose the existence and terms and conditions of this Agreement:

(i)	as required by any court or other governmental body;

(ii)          as otherwise required by law or any listing or trading agreement concerning its publicly-traded securities;

(iii)	to legal counsel of the parties;

(iv)         in confidence, to accountants, banks, and financing sources and their advisors;

(v)          in connection with the enforcement of this Agreement or rights under this Agreement; or

(vi)         in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction of, with or by such party.

(e)          No Solicitation. Each of the parties agrees that it and its subsidiaries will not, directly or indirectly, during the initial or renewal terms of the Agreement and for eighteen

(18) months thereafter, recruit, solicit or hire any officers or employees of the other or any of the other’s subsidiaries.

(f)           Disclosure. During the term of the Agreement, no party shall make, or cause to be made, any press release or public announcement in respect of this arrangement or otherwise communicate with news media without the prior consent of the other party, except as may be otherwise required by applicable law or regulation, by any authorized administrative or governmental agency or pursuant to applicable requirements of any listing agreement with or the rules of any applicable securities exchange. The parties shall cooperate as to the timing and contents of any such press releases or public announcements.

(g)          Remedies. Any breach of the restrictions contained in this Section 7 is a breach of this Agreement which may cause irreparable harm to the nonbreaching party. Any such breach shall entitle the nonbreaching party to injunctive relief in addition to all legal remedies.

8.	Indemnification.

(a)          By Reseller. The Reseller shall defend, indemnify and hold harmless the Company and its officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns from and against any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable legal fees and expenses) (collectively, “Liabilities”), arising out of or related to the sale and marketing of Products, Services or Reseller Products by the Reseller; provided, however, that such indemnity shall not apply to any portion of any such Liability that is the result of the gross negligence, willful misconduct or bad faith of the Company; and provided, further, that the Reseller shall have sole control of any such action or settlement negotiations, and further provided that the Company shall notify the Reseller promptly in writing of such claim and shall give the Reseller all authority, information and assistance reasonably necessary to settle or defend such claim. The Reseller shall reimburse the Company for incidental out-of-pocket expenses incurred by the Company in providing such assistance. The Reseller shall not be responsible for costs or expenses incurred without its prior written authorization.

(b)	By Company.

(i)           Indemnity. The Company shall defend, indemnify and hold harmless Reseller and its officers, directors, shareholders, employees, accountants, attorneys, agents, affiliates, subsidiaries, successors and assigns from and against any and all Liabilities arising out of or relating to the sale and marketing by the Company or use of the Products or Services, including without limitation any claim that the Products or Services, as distributed or used within the scope of this Agreement, directly infringe a U.S. or foreign patent; provided, however, that such indemnity shall not apply to any portion of any such Liability that is the result of the gross negligence, willful misconduct or bad faith of the Reseller; and provided, further, that the Company shall have sole control of any such action or settlement negotiations, and further provided that the Reseller shall notify the Company promptly in writing of such claim and shall give the Company all authority, information and assistance reasonably necessary to settle or defend such claim. The Company shall reimburse Reseller for incidental out-of-pocket expenses incurred by Reseller in providing such assistance. The Company shall not be liable for any costs or expenses incurred without its prior written authorization.

(ii)          Company Options. If the Products or Services become the subject of a claim of infringement of any U.S. patent, the Company may, at its option: (a) procure for the Reseller the right to use the Products or Services free of any liability; (b) replace or modify the Products or Services to make it/them non-infringing; or (c) terminate this Agreement; provided, however, that nothing contained in this section shall affect the Company’s indemnification obligations pursuant to Section 8(b)(i) hereof.

9.	Representations and Warranties.

(a)          Power and Authority. Each party represents and warrants that (i) it has the full right, power and authority to enter into this Agreement and to discharge its obligations hereunder, and (ii) it has not entered into any agreement inconsistent with this Agreement or otherwise granted any third party any rights inconsistent with the rights granted to the other party under this Agreement.

(b)          Warranty. The Company warrants that all Products and Services furnished under the Agreement (i) will be free from defects in materials and workmanship, (ii) will substantially conform to the specifications for such Products and (iii) will not infringe third party intellectual party rights.

(c)          Intellectual Property. The Company represents and warrants that, to its knowledge, the Products or Services do not infringe any intellectual property rights owned or controlled by any third party.

10.	Term and Termination.

(a)          Term. The term of this Agreement shall commence on the Effective Date and shall continue for 12 calendar months unless terminated earlier pursuant to the provisions of this Section 10. At the end of the initial term, this Agreement shall renew automatically for additional 12 month periods upon the same sales targets set during the first 12 month period of the Agreement for joint sales customers in accordance with Exhibit B unless prior to that time, and at the end of each renewal term, either party gives the other party 30 days’ written notice of non-renewal.

(b)          Termination for Cause. Except as set forth in the last sentence of this Section 10(b), if either party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may, in addition to any other remedies it may have, give written notice to the defaulting party that if the default is not cured within 30 days the Agreement will be terminated. If the non-defaulting party gives such notice and (i) the default is not cured during the 30-day period and (ii) the defaulting party does not notify the non-defaulting party of such cure during the 30-day period, then the Agreement shall automatically terminate at the end of that period. Notwithstanding the foregoing, if a party breaches the provisions of Section 7 hereof, then the non-breaching party shall be entitled to terminate this Agreement effective immediately upon delivery of written notice to the other party.

(c)          Termination for Insolvency and Related Events. This Agreement shall terminate without notice (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts, (ii) upon either party’s making an assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

(d)          Termination for Convenience. The Reseller may terminate this Agreement without penalty at any time during the initial 12 month term by giving at least 90 calendar days’ prior written notice to the Company.

(e)          Effect of Termination. If this Agreement is terminated, then all of the Reseller’s rights with respect to the Products and Services shall terminate, provided that the rights of each Customer granted in accordance with this Agreement shall survive for the duration of the applicable program in accordance with its terms, subject to termination for default in accordance with its terms. Upon termination, all payments due by either party under this Agreement will be due and payable in the ordinary course.

(f)           Limitation of Liability. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party. Termination shall not, however, relieve either party of any obligations incurred prior to the termination, including, without limitation, the obligation of the Reseller to pay the Company for, and of the Company to deliver, Products and Services ordered prior to such termination.

(g)          Survival of Certain Terms. The provisions of Sections 1, 3(c), 4, 6(e), 7, 8, 9, 10, 11 and 12 of this Agreement, and all payment or delivery obligations incurred during the term of this Agreement, shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

11.          Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), ARISING OUT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE AMOUNTS PAYABLE HEREUNDER BY THE RESELLER ARE BASED IN PART UPON THESE LIMITATIONS, AND FURTHER AGREE THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE FOREGOING LIMITATIONS OF LIABILITY DO NOT APPLY TO ANY BREACH OF SECTIONS 7 AND 8(b)(ii) OF THIS AGREEMENT.

12.	Miscellaneous.

(a)          Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Except as provided in this Agreement, neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

(b)          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section 12(b) shall be binding upon the parties and their respective successors and assigns.

(c)          Successors and Assigns. The rights, obligations or privileges of a party under this Agreement may not be transferred or assigned, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d)          GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

(e)          Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(f)           Notices. Unless otherwise set forth herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, facsimile number or electronic mail address as set forth below, or as subsequently modified by written notice.

The Company:	The Reseller:

6470 Sycamore Court North	19975 Victor Parkway
Maple Grove, Minnesota 55369	Livonia, Michigan 48152
Attn: Scott Drill	Attn: Barry P. Hoffman
Phone: 763-392-6200	Phone: 734-691-7386
Fax: 763-392-6300	Fax: 734-591-4460

(g)          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h)          Entire Agreement. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

(i)           Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

(j)           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(l)           Expenses. Each party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation and execution of this Agreement and, except as explicitly provided herein, the transactions contemplated hereby.

(m)         Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

(n)          Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one (1) right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise.

(o)          No Implied Rights or Remedies. Nothing expressed or implied shall be construed to confer upon any person, except a party hereto or Customers, any rights or remedies under or by reason of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Reseller Agreement as of the Effective Date.

COMPANY:

INSIGNIA SYSTEMS, INC.
By:	/s/ Scott Drill	By:	/s/ Steven Mitzel
Name:	Scott Drill	Name:	Steven Mitzel
Title:	CEO	Title:	Secretary

Exhibit A

Company Products and Services

VCI POPSign Rates	See Exhibit B (a)
- rate is inclusive of POPSign production fees
VCI POPSign Standard and Custom Header Rate per Sign per Store per Cycle	[ * ]
- rate is inclusive of POPSign Insert production fees
VCI Controlled Store Test Rate per Retail Division	[ * ]
- custom category matching will require additional charge

* for VCI-managed Strategic and Coverage Accounts

Other Company products and services and their associated rates and fees may be added from time to time upon the mutual agreement of the Company and the Reseller.

* Confidential treatment requested for this portion.

Exhibit B

Fees

(a)          Fixed Rate Customers. The Company will provide to the Reseller a fixed rate card during the term of the Agreement under which the Reseller can purchase POPSign services from the Company and then the Reseller can resell such services to (A) certain Customers that are solely Reseller-strategic accounts to be identified on Exhibit B1 and determined by the parties in good faith by July 5, 2006, (B) certain accounts that the parties mutually agree will be Reseller-only coverage accounts will be identified on Exhibit B2 by the parties in good faith by July 5, 2006 and (C) all accounts when sales are made by the Reseller’s retail sales team to Customer field offices. The fixed rate card will be based upon the [ * ] sold by the Reseller per each 12 month period commencing on the Effective Date as follows:

[ * ]

For purposes of this Agreement, “Unit” means one billed sign per two-week cycle per store location.

The pricing that the Reseller sets for the strategic accounts and Reseller-only coverage accounts shall be in the Reseller’s sole and absolute discretion. The Reseller will be responsible for billing and collecting all amounts due from the Customer in respect of strategic accounts and Reseller-only coverage accounts. The Reseller will be responsible for paying any commissions owed to its sales personnel for these sales.

(b)          Joint Sales Customers. For customers that the Reseller and the Company agree to sell together, the parties will agree to share the profit of any business that exceeds the mutually agreed sales target for any such customer. The parties agree to mutually agree in good faith by July 5, 2006 to the joint sales customers and the applicable sales targets for each joint sales customer to be listed on Exhibit B3 based upon [ * ]. Such sales targets will specify the measuring period to which each target relates. For illustrative purposes, if the mutually agreed sales target for Customer X is $2 million and sales for such customer increase to $3 million, the Reseller and the Company will share the “Profit” on the difference ($1 million) on [ * ]. For purposes of this Agreement, “Profit” means the difference between (x) the actual revenue attributed to such customer minus the expected revenue previously agreed upon and (y) the Company’s POPSign Cost times the number of signs. The Company’s POPSign Cost will be based upon the total incremental joint revenue between the parties as follows:

[ * ]

The Company will be responsible for billing and collecting all amounts due from the Customer in respect of joint sales accounts, and all sales will be using Company purchase orders or other documentation.

* Confidential treatment requested for this portion.

(c)          Other Customers. All other potential customers not listed on Exhibits B-1, B-2 or B-3 will be added to the appropriate list, if prior to a sale, either party gets the written consent of the other party.

Exhibit B1

Strategic Accounts

[ * ]

* Confidential treatment requested for this portion.

Exhibit B2

Reseller-Only Coverage Accounts

[ * ]

* Confidential treatment requested for this portion.

Exhibit B3

Joint Sales Accounts

[ * ]

* Confidential treatment requested for this portion.